CERTIFIED RESOLUTIONS


     The undersigned hereby certifies that he is the duly elected Assistant Secretary of Profit Funds Investment Trust (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which a quorum was present, on January 25, 2007:

         WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of Federal Insurance Company Asset Protection Bond No. 81519925 (the "Fidelity Bond") and the premium to be charged for the Fidelity Bond; and

         WHEREAS, the amount of coverage under the Fidelity Bond is $1,000,000, being greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

         NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond and the premium to be charged for the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, ratified and approved; and

         FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and they hereby are, designated as the person(s) who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

         FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and directed to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.


Witness my hand this 9th day of July, 2007.


                                              /s/ Wade Bridge
                                             ----------------------------
                                             Wade Bridge, Assistant Secretary